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                                                                    Exhibit 99.1

Cincinnati, Ohio
March 8, 2000

                                 CROWN VANTAGE


Cincinnati, Ohio - March 8, 2000 - Crown Vantage (OTC Bulletin Board: CVAN) announced today that the previously announced agreement with a new third party lender with respect to additional financing through the Company's current bank credit agreement has not been consummated as a result of the prospective lender's due diligence. As a result, the Company said that it has not received the anticipated additional financing under the bank credit agreement. However, the Company is continuing to explore new terms for obtaining the financing. No assurance can be given that any agreement will be reached. In addition, the Company is currently considering all of its other alternatives.

As previously announced, the Company's existing lenders granted a waiver to the Company of certain covenant defaults under their existing credit agreement. The Company is currently in discussions with the lenders regarding a further extension. However, there is no assurance that the waiver will be extended.

Crown Vantage is one of the world's leading manufacturers of value-added papers for printing, publishing and specialty packaging. With nine mills internationally, the Company has capacity to manufacture more than 750,000 tons of specialty papers per year. The Company's diverse products are tailored for the special needs of target markets. End users include specialty magazines and catalogs, financial printing and corporate communications, packaging and product labels, coffee filters and disposable medical garments - and hundreds more. For more information, visit www.crownvantage.com.
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Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These could include the failure of Crown Vantage to improve financial results or to maintain liquidity; the ability of the company to obtain liquidity; the ability of the company to close on a recapitalization; the inability of the company to successfully amend debt covenants for fiscal 2000; sudden marketing changes in product pricing or the cost of raw materials; failure of the company to successfully implement its value-added marketing strategy or other uncertainties listed from time to time in the company's filings with the SEC.


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